Exhibit 4.4(b)

Execution Version

FIRST AMENDMENT TO WARRANT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of December 27, 2018, to the Warrant Agreement to Purchase Shares of Preferred Stock of Intuity Medical, Inc., originally dated as of December 29, 2017 (the “Warrant Agreement”), is made by and between INTUITY MEDICAL, INC., a Delaware corporation (the “Company”), and HERCULES CAPITAL, INC., a Delaware corporation (the “Warrantholder”).

A. The Company and the Warrantholder desire to amend the Warrant Agreement as set forth herein, such modifications to be effective as of the date hereof.

B. The Warrant may be amended pursuant to Section 12(h) thereof by the written agreement of the Company and the Warrantholder, each of which is a party to this Amendment.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Warrant Agreement. The Company and Warrantholder hereby agree to the following amendments to the Warrant Agreement.

(A) The following definition of “Equity Round” is hereby added to Section 1 of the Warrant Agreement in its proper alphabetical order:

““Equity Round” means any non-public offering of equity securities by the Company, completed after the Effective Date but prior to the consummation of an Initial Public Offering, in a transaction or series of related transactions principally for equity raising purposes in which the cash proceeds are received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company. “Equity Round” shall include additional closings of the sale and issuance of any Series 4 Preferred Stock so long as the gross proceeds to the Company from such additional closings are at least $15 million in the aggregate.”

(B) The following definition of “Next Round” is hereby added to Section 1 of the Warrant Agreement in its proper alphabetical order:

““Next Round” means the next Equity Round after December 27, 2018 in which the Company issues and sells shares of its preferred stock and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire shares of preferred stock of the Company.”

(C) The following definition of “Series 4 Preferred Stock” is hereby added to Section 1 of the Warrant Agreement in its proper alphabetical order:

““Series 4 Preferred Stock” means the Series 4 Convertible Participating Preferred Stock, $0.001 par value per share, of the Company.”

(D) The definition of “Exercise Price” is hereby amended and restated in its entirety to read as follows:

““Exercise Price” means (a) if Preferred Stock means the Series 4 Preferred Stock, $0.38 per share, or (b) if Preferred Stock means Next Round Stock, the lowest cash price per share of Next Round Stock paid by investors in the Next Round, in each case subject to adjustment pursuant to the applicable provisions of this Warrant Agreement.”

(E) The definition of “Preferred Stock” is hereby amended and restated in its entirety to read as follows:

““Preferred Stock” means, at the election of the Warrantholder, (a) the Series 4 Preferred Stock or (b) following the closing of the Next Round, the class and series of the preferred stock of the Company and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire shares of preferred stock issued in the Next Round (such equity securities, the “Next Round Stock”), and (c) any other stock into or for which the Preferred Stock may be converted or exchanged.”

(F) Section 9(a) of the Warrant Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Reservation of Preferred Stock. The Preferred Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved (or, in the case of the Preferred Stock issued in the Next Round, will be duly and validly reserved) and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Preferred Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws and pursuant to any agreements, including the Stockholder Agreements (as defined below), that the Warrantholder may become a party to in connection with such exercise. The Company has made available to the Warrantholder true, correct and complete copies of that certain Eighth Amended and Restated Investors’ Rights Agreement, dated on or about the Effective Date, by and among the Company and the other parties thereto (the “Rights Agreement”), that certain Seventh Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement, dated on or about the Effective Date, by and among the Company and the other parties thereto (the “ROFR Agreement” and together with the Rights Agreement, the “Stockholder Agreements”), its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.”

(G) Section 9 of the Warrant Agreement is hereby amended by adding a new clause (j) to such section to read in its entirety as follows:

“(j) Market Standoff. The Warrantholder agrees to be subject to Section 1.14 of the Rights Agreement to the same extent as the “Holders” party to the Rights Agreement are subject to such Section 1.14.”

(H) Exhibit II to the Warrant Agreement is hereby amended and restated in its entirety with the version of Exhibit II attached as Exhibit A hereto.

2. Effect on Warrant Agreement. Except as specifically amended hereby, the Warrant Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Warrantholder under the Warrant Agreement, and it does not constitute a waiver of any provision of the Warrant Agreement.

3. Capitalized Terms. Capitalized terms that are not otherwise defined in this Amendment, but that are used herein (including as may be used in the Recitals), shall have the respective meanings given to them in the Warrant Agreement.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of California.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. The Warrantholder may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic imaging means.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Warrant Agreement as of the date first set forth above.

Company:

INTUITY MEDICAL, INC.

By:	/s/ Emory V. Anderson
Name: Emory V. Anderson
Title: President and Chief Executive Officer

Warrantholder:

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

EXHIBIT A

Exhibit II

Acknowledgement of Exercise

The undersigned Intuity Medical, Inc., a Delaware corporation, hereby acknowledge receipt of the “Notice of Exercise” from Hercules Capital, Inc., to purchase [__] shares of the Series [__] Preferred Stock of Intuity Medical, Inc., pursuant to the terms of the Warrant Agreement by and between Hercules Capital, Inc. and Intuity Medical, Inc., dated December 29, 2017 (as amended, the “Agreement”), and further acknowledges that [__] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	INTUITY MEDICAL, INC.

By:
Title:
Date: